Exhibit 21.01

EX-21.01 SUBSIDIARIES OF THE COMPANY

BIGLARI HOLDINGS INC.

Subsidiaries	State of Incorporation or Organization
Austins of Omaha, Inc.	Nebraska
Biglari Capital Corp.	Texas
Biglari Design Inc.	Delaware
Biglari Holdings Finance Corp	Indiana
Biglari Real Estate Development Corporation	Indiana
Consolidated Specialty Restaurants, Inc.	Indiana
SNS Investment Company	Indiana
Steak n Shake, LLC	Indiana
Steak n Shake 3rd Street Promenade, LLC	Indiana
Steak n Shake Alamo Ranch, LLC	Indiana
Steak n Shake Enterprises, Inc.	Indiana
Steak n Shake Indianapolis Office Inc.	Indiana
Steak n Shake Operations, Inc.	Indiana
Steak n Shake Sports and Entertainment Group LLC	Indiana
The Lion Fund, L.P.	Delaware
The Western Sizzlin Stores of Little Rock, Inc.	Arkansas
The Western Sizzlin Stores, Inc.	Tennessee
TLF Realty, L.L.C.	Texas
Western Acquisitions, L.P.	Delaware
Western Investments, Inc.	Delaware
Western Mustang Holdings, LLC	Delaware
Western Properties, Inc.	Delaware
Western Real Estate, L.P.	Delaware
Western Sizzlin Corporation	Delaware
Western Sizzlin Franchise Corporation	Delaware